Exhibit 18.1

April 1, 2019

Board of Directors
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117

Dear Board of Directors:

We have audited the consolidated financial statements of Lowe’s Companies, Inc. and its subsidiaries as of February 1, 2019 and February 2, 2018, and for each of the three fiscal years in the period ended February 1, 2019, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated April 1, 2019, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in accounting principle to reclassify shipping and handling costs relating to the delivery of products to customers from selling, general and administrative and depreciation and amortization to cost of sales. Note 2 to such consolidated financial statements contains a description of your adoption during the fiscal year ended February 1, 2019 of this change in accounting principle. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina